SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A/A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the U.S. Securities and Exchange Commission that it is amending and adopting as its own the notification of registration of Gartmore Variable Insurance Trust, a Massachusetts business trust, under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, as amended, and in connection with such notification of registration submits the following information:

Name:    GARTMORE VARIABLE INSURANCE TRUST

Address of Principal Business Office (No. & Street, City, State, Zip Code):
         1200 RIVER ROAD, SUITE 1000, CONSHOHOCKEN, PA  19428

Telephone Number (including area code):
         (484) 530-1300

Name and Address of Agent for Service of Process:
         Eric E. Miller, Esq.
         1200 River Road, Conshohocken, PA  19428

Copies to:
                  Barbara A. Nugent, Esq., Stradley, Ronon, Stevens & Young, LLP 2600 One Commerce Square, Philadelphia, PA 19103-7098

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940, as amended, concurrently with the filing of Form N-8A:

         YES      [X]      NO       [_]

   * In connection with a reorganization changing domicile from Massachusetts to Delaware, the registrant, Gartmore Variable Insurance Trust, a Delaware statutory trust, filed with the U.S. Securities and Exchange Commission an amendment to the registration statement of Gartmore Variable Insurance Trust, a Massachusetts business trust, under and pursuant to the provisions of Section 8(b) of the Investment Company Act of 1940, as amended, on February 25, 2005, amending and adopting such registration statement as the registrant's own pursuant to Rule 414 under the Securities Act of 1933, as amended. The amendment is effective on May 2, 2005.

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Conshohocken, and the State of Pennsylvania on the 29th day of April 2005.


                  GARTMORE VARIABLE INSURANCE TRUST


                  By:    /s/ Gerald J. Holland
                         --------------------------------------------
                         (signature)
                  Name:  Gerald J. Holland
                         Title: Treasurer and Chief Financial Officer
                         (print name)


Attest:                  /s/ James Bernstein
                         ---------------------------------------------
                         (signature)
                  Name:  James Bernstein
                  Title: Assistant Secretary